Exhibit 10.6

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 15, 2013, between WireCo WorldGroup Inc., a Delaware corporation (the “Company”), and Christopher L. Ayers (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer and President of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.POSITION AND DUTIES.
(a)    During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Executive Officer and President of the Company. In this capacity, the Executive shall have the responsibility for the overall management of the Company, subject to the oversight of the Board of Directors of the Company (the “Board”). The Executive shall report to the Board.
(b)    During the Employment Term, the Executive shall devote all of the Executive’s business time, energy and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) continuing to serve on the board of Universal Stainless & Alloy Products, Inc. for his remaining term as Director (with his continuing service for any renewal term subject to the reasonable approval of the Board), (ii) service on the boards of directors of non-profit organizations with the prior written approval of the Board, (iii) participating in charitable, civic, educational, professional, community or industry affairs, and (iv) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict.
(c)    Following the Effective Date (as defined in Section 2 hereof), the Executive shall become a member of the Board. During the Employment Term, the Executive shall be nominated for a position on the board of Directors of the Company’s ultimate parent, WireCo WorldGroup (Cayman) Inc. (“WireCo Cayman”), and the board of such subsidiaries and affiliates of the Company as the Board shall determine.
2.    EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, commencing as of the ninety first day following the date hereof, or such earlier date as the Executive’s employment is terminated by his prior employer following delivery by the Executive of his notice of resignation (provided that he will be entitled to commence employment by July 1, 2013 if he is free to do so) (the “Effective Date”) and continuing until the third anniversary of the Effective Date (the “Initial Term”); provided that following the Initial Term, the Employment Term shall be automatically renewed on each anniversary of the Effective Date for an additional year (a “Renewal Term”), unless either party gives written notice of its intention not to so renew either the Initial Term or any subsequent Renewal Term at least ninety (90) days prior to the end of the Initial Term or each Renewal Term, as the case may be. The Employment Term shall automatically expire upon a termination of the Executive’s employment or the expiration of the Initial Term or then current Renewal Term. If the Executive does not commence employment on or before the earlier of July 1, 2013 if his prior employer terminates his employment after the Executive provides his notice of resignation prior to July 1, 2013 or the ninety-first (91st) day following the date hereof if he is required to continue in active service through the notice period, this Agreement shall be without any further force and effect, and the Executive shall have no rights hereunder. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”
3.    BASE SALARY. The Company agrees to pay the Executive an initial base salary at an annual rate of not less than $1,000,000, payable in accordance with the regular payroll practices of the Company. The Executive’s

Base Salary shall be subject to annual review for increases by the Board (or a committee thereof). The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.
4.    ANNUAL BONUS. During the Employment Term, the Executive shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of $1,250,000 (the “Target Bonus”), with the possibility of earning an Annual Bonus of up to $1.5 million, upon the attainment of one or more pre-established performance goals as established by the Board or the Company’s Compensation Committee (the “Committee”), as provided for more fully in Annex A hereto. The Annual Bonus shall be paid on or before the 75th day following the service year giving rise to the bonus payment and shall be payable to the Executive only if he is employed as of such payment date, unless otherwise provided for hereunder. For the fiscal year ending December 31, 2013, the Executive shall be guaranteed a minimum bonus of $750,000 (the “Guaranteed 2013 Bonus”), so long as he is employed as of the date such bonus is paid, or payment is otherwise provided for hereunder; provided that for the 2013 Fiscal Year, the Executive’s Annual Bonus will be determined without pro-ration (as though he had served the full year) and may exceed the Guaranteed 2013 Bonus if the Company’s performance as applied to the applicable metrics so warrants.
5.    RESTRICTED STOCK. Following his commencement of employment, the Executive shall receive a one-time grant of 13,800 shares of common stock of WireCo Cayman to be held subject to the restrictions and other terms of the “Restricted Stock Agreement” (defined below)(the “Restricted Stock”), which shall vest on the fourth anniversary of the Effective Date (the “RS Vesting Date”), subject to his continued employment as of the RS Vesting Date and except to the extent that additional vesting is provided for below. If the Executive is terminated by the Company without “Cause” (as defined in Section 9(c) hereof) or resigns for “Good Reason” (as defined in Section 9(e) hereof), or in the event of his death or termination of employment due to “Disability” (as defined below) or non-renewal by the Company at the expiration of the Employment Term (as provided for in Section 10(f) below), the Restricted Stock shall vest in proportion to the service period since the Effective Date (for example, the Executive shall be 75% vested after three years of service) (such vesting referred to as “Pro Rata Vesting”), provided that in connection with any termination, the Executive: (1) executes, delivers and does not revoke an effective release in the form attached hereto as Exhibit A (the “Release”); (2) complies with his post-termination obligations hereunder; and (3) complies with the terms of the existing 2007 and 2008 shareholders’ agreements with WireCo Cayman and other shareholders (the “Shareholders’ Agreement”). Unvested Restricted Stock shall vest fully upon the consummation of a “Change of Control” of the Company, so long as the Executive is employed by the Company on the day immediately preceding such consummation date. For purposes of this Agreement, “Change of control” shall mean the acquisition by any “Person” or group of Persons acting under a plan (excluding the Investor or its affiliates), taking into account securities held by such Person or group of Persons immediately preceding such acquisition, of the beneficial ownership of fifty (50) percent or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors or the sale of all or substantially all of the assets of the Company, it being understood that in no event shall a change in control be deemed to occur if immediately thereafter, the Investor and its affiliates continue to beneficially own fifty (50) percent or more of such voting power or assets. Capitalized terms used in the foregoing sentence but not defined in this Agreement shall have the meanings ascribed to them in the WireCo Cayman 2008 Long-Term Incentive Plan. The Executive will be responsible for all taxes associated with the grant and vesting of the Restricted Stock, subject to the terms of the restricted stock agreement. Restricted Stock shall be subject to the Shareholders’ Agreement, and the terms of the WireCo Cayman equity plan. The grant of Restricted Stock shall be evidenced by the form of restricted stock agreement set forth as Annex B hereto ( the “Restricted Stock Agreement”). The Executive may elect, in his discretion, to make a timely Section 83(b) election within thirty (30) days of the grant of Restricted Stock.
6.    STOCK OPTIONS. Following his commencement of employment, the Executive will be granted an option to purchase 100,000 shares of the common stock of WireCo Cayman (the “Options”), with an exercise price of $268 per share based on the most recent valuation of such common stock (with such exercise price to be modified to the extent the Executive commences employment after the issuance of any new valuation for the common stock), which option shall vest in equal parts on the first, second, and third anniversaries of the Effective Date, subject to his continued employment as of each vesting date. Any unvested Options shall vest fully upon the consummation of a Change of Control, so long as the Executive is employed by the Company on or before the day immediately preceding such consummation date. Option shares shall be subject to the Shareholders’ Agreement, and the terms of the WireCo Cayman equity plan. The grant of Options shall be evidenced by the form of option agreement set forth as Annex C hereto.

7.    SPECIAL BONUS. If the Company is sold to a third party in a transaction that qualifies as a “change of control” for purposes of Internal Revenue Code (the “Code”) Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and the Executive is employed as of the closing of such transaction, and such transaction occurs prior to the third anniversary of the Effective Date, the Executive shall be entitled to the following special bonus payment (the “Special Bonus”), which shall be payable by the Company in the same proportion of cash and/or equity consideration received (or to be received) in connection with the transaction within thirty (30) days of the closing of the transaction (or such other later period as is consistent with the provisions of Code Section 409A relating to the payment of consideration in connection with a change of control): (i) if the closing occurs prior to the first anniversary of the Effective Date, an amount equal to the product of 30,000 and the per share price associated with the closing, (ii) if the closing occurs prior to the second anniversary of the Effective Date, an amount equal to the product of 20,000 and the per share price associated with the closing, and (iii) if the closing occurs prior to the third anniversary of the Effective Date, an amount equal to the product of 10,000 and the per share price associated with the closing. Payment of the Special Bonus shall be conditioned on the Executive’s execution and non-revocation of the Release.

8.    EMPLOYEE BENEFITS.
(a)    BENEFIT PLANS. The Executive shall be entitled to participate in any employee benefit plan, at the senior executive level, that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(b)    VACATIONS. The Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to similarly situated employees as in effect from time to time.
(c)    BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto.
(d)    RELOCATION EXPENSES, HOUSING, AND AUTOMOBILE ALLOWANCE. Executive shall be reimbursed for actual out of pocket moving, travel, and other relocation expenses incurred in connection with his relocation (but excluding real estate brokerage commissions and financing expenses associated with the sale of any residence). Should the Executive resign prior to the one year anniversary of the Effective Date, he shall be responsible for repaying to the Company a pro rata portion of any such reimbursed expenses (for example, if he resigns on the six month anniversary he shall repay to the Company 50% of the amount of such reimbursed expenses). The Company shall provide the Executive with a monthly housing allowance covering a furnished apartment rental in connection with his relocation, not to exceed $5,000 per month, for a period of up to fifteen (15) months from the Effective Date; the Executive shall be subject to the same pro rata repayment obligation set forth above in connection with relocation expenses should he resign prior to the one year anniversary of the Effective Date. The Executive shall be responsible for all taxes arising in connection with the reimbursement of the expenses and allowances provided for in this subcause (d). The Executive shall be entitled to a leased automobile under the Company’s automobile leasing program applicable to senior executives as in effect from time to time.
9.    TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)    DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to perform the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period. Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or physical incapacity, Executive incurs a “separation from service” within the meaning of such term under Code Section 409A Executive shall on such date automatically be terminated from employment as a Disability termination.

(b)    DEATH. Automatically on the date of death of the Executive.
(c)    CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean:
(i)    the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties to the Company;
(ii)    the Executive’s refusal to perform the Executive’s duties to the Company or to follow the lawful directives of the Board (other than as a result of death or a physical or mental incapacity) subject to cure by the Executive within ten (10) days after receipt of a written notice from the Company which describes the manner in which the Executive has failed to perform his duties to the Company or failed to comply with any directives, as applicable, but only to the extent that the Company determines it is curable;
(iii)     commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude, fraud, or embezzlement; or
(iv)    the Executive’s performance of any act of theft, fraud, or dishonesty in connection with the performance of the Executive’s duties to the Company;
(v)    any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries and affiliates; or
(vi)    a material breach of this Agreement or any other agreement with the Company or its affiliates, or a material violation of the Company’s code of conduct or other written material policy or procedure subject to cure by the Executive within ten (10) days after receipt of a written notice from the Company which describes the manner in which the Executive has materially breached this Agreement or any other agreement with the Company or its affiliates, or materially violated the Company’s code of conduct or other written policy or procedure, as applicable, but only to the extent that the Company determines it is curable.
(d)    WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).
(e)    GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company that the Executive intends to terminate the Executive’s employment hereunder for one of the reasons set forth below:
(i)    a material diminution in the Executive’s Base Salary or Target Bonus (other than a reduction in benefits which is required by law, implemented in connection with a general concessionary arrangement affecting all senior management, generally applicable to all beneficiaries of such plans, or in accordance with the terms of any such plans);
(ii)    a material diminution in the Executive’s title, duties or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law)(it being understood that the Executive’s obligation to report to the Board and the Board’s exercise of its final authority over Company matters shall not give rise to any such claim of diminution); or
(iii)    a relocation of the Executive’s primary work location by more than 75 miles from its then current location (provided that during the two year period immediately following a Change of Control, this sub-clause (iii) will only constitute “Good Reason” if there is a requirement that the Executive be based anywhere outside of the United States.
The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, provided, that no termination for Good Reason shall occur after the 180th day following the first occurrence of any Good Reason event. The failure by the Executive to (i) provide the Company with written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, or (ii) terminate for Good Reason on or before the 180th day following the first occurrence of any Good Reason event, shall in either case be deemed an irrevocable waiver by the Executive of any claim that such circumstances may constitute “Good Reason”.
(f)    WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date and terminate the employment of the Executive at such earlier time).
(g)    UPON EXPIRATION OF THE INITIAL TERM OR RENEWAL TERM. The Executive’s employment hereunder shall terminate upon the expiration of the Initial Term or Renewal Term, as the case may be, and to the extent that the Executive continues to be employed thereafter, it shall be as an “at will” employee on such terms and conditions as the Company may in its sole discretion implement.
10.    CONSEQUENCES OF TERMINATION.
(a)    DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 10 (a)(i) through 7(a)(iii) hereof to be paid on the sixtieth (60th) day following termination of employment):
(i)    any unpaid Base Salary through the date of termination;
(ii)    reimbursement for any unreimbursed business expenses incurred through the date of termination;
(iii)    payment of any accrued but unused vacation time in accordance with Company policy;
(iv)    any earned and unpaid Annual Bonus attributable to service by the Executive for the full year immediately preceding his termination, payable at such time bonuses are paid generally to other similarly situated employees (but not including the Guaranteed 2013 Bonus); and
(v)    all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 10 (a)(i) through 10 (a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).
(b)    DISABILITY. In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits. In addition, the Executive shall be entitled to Pro Rata Vesting on the Restricted Stock through to his termination date.
(c)    TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment is terminated (x) by the Company for Cause, or (y) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits and the Company shall have no further payment obligations to the Executive.
(d)    TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause, or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 25 hereof:
(i)    the Accrued Benefits; and
(ii)    subject to the Executive’s compliance with the obligations in Sections 11, 12 and 13 hereof, a payment in an amount equal to the sum of (a) the Executive’s annual Base Salary in effect on the date of termination and (b) the average Annual Bonus paid to the Executive during his prior two years of service (of if such termination occurs in 2013, the Guaranteed 2013 Bonus only, and if such termination occurs in 2014, only the Annual Bonus paid to the Executive for 2013) (the “Severance Payment”). The Severance Payment shall be payable in equal monthly or semi-monthly installments on the Company’s normal payroll dates over an eighteen (18) month period, commencing on the 60th day following the Executive’s separation from service and prior delivery and non-revocation of the Release.
Payments and benefits provided in this Section 10(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
(e)    OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from the Board and any other position as an officer, director or fiduciary of any Company-related entity.
(f)    EXPIRATION OF THE EMPLOYMENT TERM. Upon expiration of the Initial Term or Renewal Term, as the case may, no amounts or payments shall be due to the Executive hereunder in connection with the subsequent termination of his employment, other than any Accrued Benefits. In addition, if the Company elects to provide notice of non-renewal, and the Executive continues active service through the end of the Employment Term, he shall be entitled to Pro Rata Vesting of the Restricted Stock through the end of the Employment Term.
11.    RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke the Release. The Release shall be executed and delivered on or before the fifty-second (52nd) day following termination, such that the release shall be no longer subject to revocation as of the sixtieth (60th) day following termination; provided that the Company delivers to the Executive such release on or before the seventh (7th) day following termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.
12.    RESTRICTIVE COVENANTS.
(a)    CONFIDENTIALITY.
(i)    The Executive expressly agrees, at all times, during and subsequent to the Executive’s service with the Company, to maintain the confidentiality of, and not to disclose to or discuss with, any person any Confidential Information (as hereinafter defined), except (i) to the extent reasonably necessary or appropriate to perform the Executive’s duties and responsibilities, including, without limitation, furthering the interests of the Company and/or developing new business for the Company (provided that Confidential Information relating to (x) personnel matters related to any present or former employee, partner or member of the Company (including the Executive himself), including compensation and investment arrangements, or (y) the financial structure, financial position or financial results of the Company or any of its subsidiaries, affiliated companies or businesses (collectively, the “Company Group”), shall not be so used without the prior consent of the Company), (ii) with the prior written consent of the Company, or (iii) as otherwise required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction; provided that a copy of the provisions set forth in this Section 12 may be disclosed to the Executive’s prospective future employers upon request in connection with the Executive’s application for employment.
(ii)    For purposes of this Agreement, “Confidential Information” means information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee, partner or member of the Company (including the Executive himself), including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of the Company or to its members, actual or prospective clients or investors (including funds managed by members of the Company Group), their respective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally. All of such information, from whatever source learned or obtained and regardless of the Company’s connection to the information, is referred to herein as “Confidential Information.” Confidential Information excludes information that has been made generally available to the public (although it does include any confidential information received by the Company from any clients), but information that when viewed in isolation may be publicly known or can be accessed by a member of the public will still constitute Confidential Information for these purposes if such information has become proprietary to the Company through the Company’s aggregation or interpretation of such information. Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (1) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of any member of the Company Group or any individual or group of individuals during their time at a member of the Company Group, or (2) describes an individual’s role in achieving or contributing to any such investment results.
(b)    NONCOMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, the Executive shall not, directly or indirectly, during the Executive’s service with the Company, and for a period ending eighteen (18) months following the termination of the Executive’s service for any reason, associate with (including, but not limited to, association as a sole proprietor, owner, manager, employer, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), render services to or be employed by, any Competitive Business or any of the affiliates, related entities, successors or assigns of any Competitive Business; provided, however, that with respect to the equity of any Competitive Business which is or becomes publicly traded, the Executive’s ownership as a passive investor of less than 2% of the outstanding publicly traded stock of a Competitive Business shall not be deemed a violation of this subsection (b). For purposes of this Agreement, “Competitive Business” means any business, in any geographical or market area anywhere in the United States and any foreign jurisdiction where any member of the Company Group conducts business or provides products or services, that competes with the business of any member of the Company Group, or any other business in which any member of the Company Group is engaged during the term of the Executive’s service and any business that any member of the Company Group was actively considering conducting at the time of the Executive’s termination of service and of which the Executive has, or reasonably should have, knowledge.
(c)    NONSOLICITATION; NONINTERFERENCE.
(i)    The Executive shall not, directly or indirectly, during the Executive’s service with the Company, and for a period ending eighteen (18) months following the termination of the Executive’s service, (a) solicit, or assist any other individual, person, firm or other entity in soliciting, the business of any Customer or Prospective Customer for or on behalf of an existing or prospective Competitive Business; (b) perform, provide or assist any other individual, person, firm or other entity in performing or providing, services similar to those provided by the Executive, for any Customer or Prospective Customer; or (c) impede or otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement between the Company and (i) a Customer or Prospective Customer or (ii) any supplier. For purposes of this Agreement, “Customer” shall mean any person, firm, corporation or other organization whatsoever for whom the Company provided goods or services and with whom the Executive had material contact during the Executive’s employment with the Company. “Prospective Customer” shall mean any person, firm, corporation or other organization whatsoever with whom the Company has had any negotiations or discussions regarding the possible engagement of business and with whom the Executive had material contact during the Executive’s employment with the Company or with respect to which the Executive supervised employees or advisors having such material contact. For purposes of this subsection (c)(i), “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any individual, person, firm or other entity, in any manner, to take or refrain from taking any action.
(ii)    The Executive shall not, directly or indirectly, during the Executive’s service with the Company, and for a period ending eighteen (18) months following the termination by the Company of the Executive’s service, solicit, employ, engage or retain, or assist any other individual, person, firm or other entity in soliciting, employing, engaging or retaining, (a) any employee or other agent of any member of the Company Group, including, without limitation, any former employee or other agent of any member of the Company

Group who ceased working for such member of the Company Group within the twelve-month period immediately preceding or following the date on which the Executive’s service with the Company terminated, or (b) any consultant or senior adviser that the Executive knows or should know is under contract with any member of the Company Group. For purposes of this subsection (c)(ii), “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to terminate their employment or business relationship with any member of the Company Group, or recommending or suggesting (including by identifying a person or entity to a third party) that a third party take any of the foregoing actions.
(d)    NONDISPARAGMENT. The Executive agrees that, during and at any time after the Executive’s service with the Company, the Executive will not, directly or indirectly, through any agent or affiliate, make any disparaging comments or criticisms (whether of a professional or personal nature) to any individual or other third party (including without limitation any present or former member, partner or employee of any member of the Company Group) or entity regarding any member of the Company Group (or the terms of any agreement or arrangement of any member of the Company Group) or any of their respective affiliates, members, partners or employees, or regarding the Executive’s relationship with any member of the Company Group or the termination of such relationship which, in each case, are reasonably expected to result in damage to the business or reputation of any member of the Company Group or any of its affiliates, members, partners or employees. In the event that the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason or as a result of his Disability, and the Executive delivers and does not revoke the Release, the Company agrees to instruct its senior executive team not to make any disparaging comments or criticisms (whether of a professional or personal nature) to any individual or other third party (including without limitation any present or former member, partner or employee of any member of the Company Group) regarding the Executive.
(e)    WORK PRODUCT. All work developed by the Executive in the course of his employment with the Company is owned exclusively by the Company, including but not limited to, written materials, inventions, ideas, documentation, reports, processes, publications and research results (collectively, “Company Work Product”), and the Executive agrees not to duplicate in any manner whatsoever any Company Work Product, other than in the ordinary course of the Executive’s work for the Company. The Executive hereby assigns, to the maximum extent permitted by applicable law, all rights and intellectual property rights in Company Work Product (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. The Executive shall take all requested actions and execute all requested documents at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Work Product. If the Company is unable for any other reason to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its designee as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and stead to execute such document and do all other lawfully permitted acts in connection with the foregoing. In the event that the Executive’s engagement as an employee of the Company is terminated for any reason, the Executive will return to the Company any Company Work Product or copies thereof, as well as any documents, lists, computer-generated material, computer files or information in whatever form that the Executive has either received from the Company or have prepared for the Company during the course of the Executive’s engagement as an employee of the Company.
(f)    RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information. To the extent that the Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with the Executive in transferring such cell phone number to the Executive’s individual name following termination. The Executive shall also return any Company car leased on his behalf by the Company (including any title, insurance or other documents), and shall be responsible for any damage or repairs in excess of ordinary wear and tear.
(g)    REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
(h)    TOLLING. In the event of any violation of the provisions of this Section 12, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 12 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(i)    REASONABLENESS AND SURVIVAL OF PROVISIONS. The obligations contained in Section 12 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter. Executive acknowledges and agrees that the Company’s business is global in nature due to the types of products and services it provides and that it is reasonable for the Company to define the geographic locations where the Company does business as worldwide.
13.    COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 13 and to the extent that the services provided by the Executive hereunder exceed fifteen (15) hours per month during the first four (4) months following his termination, or are required during any time following the first four (4) months following his termination, he shall be compensated at an hourly rate to be mutually agreed upon as a condition for providing such excess or additional services.
14.    EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges that the restrictions contained in Section 12 are necessary for the protection of the business and goodwill of the Company and its affiliates and that any breach of Section 12 shall cause the Company substantial and irrevocable damage. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 12 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by the Executive of Section 12 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.
15.    NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 15 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
16.    NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
At the address (or to the facsimile number) shown
on the records of the Company

If to the Company: c/o Michelle Torline, General Counsel
WireCo WorldGroup Inc.
12200 NW Ambassador Dr.
Kansas City MO 64163-1244

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
17.    SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
18.    SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
19.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
20.    ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 12 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the employment dispute resolution rules of JAMS then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, (b) the arbitration costs shall be borne entirely by the Company and (c) the arbitrator shall not have any authority to award punitive or exemplary damages.
21.    INDEMNIFICATION AND LIABILITY INSURANCE. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the Charter and By-Laws of the Company as in effect from time to time against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company. The Company shall cover the Executive under directors’ and officers’ liability insurance and under EPLI (employer practices liability insurance) to the extent it has been secured by the Company, both during and, while potential liability exists, after the term of this Agreement, in the same amount and to the same extent as the Company covers its other current and former officers and directors.
22.    MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to the choice of law principles thereof.
23.    REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder, (c) in connection with his employment with the Company, the Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer, and (iv) the Executive is not the subject or, or party to, any regulatory, administrative or other legal proceedings or matter.
24.    TAX WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
25.    PARACHUTE PAYMENTS. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “disqualified individual” within the meaning set forth under Treasury Regulation Section 1.280G-1, Q/A-15, as determined by the Company, then any payment under this Agreement that constitutes an “excess parachute payment” within the meaning of Section 280G of the Code (an “Excess Parachute Payment”), shall be expressly conditioned upon disclosure to and approval by the Company’s stockholders in compliance with Treasury Regulation Section 1.280G-1, Q/A-7 (it being understood that in connection with such approval process the Executive shall waive any entitlement to payment such that the shareholder vote must determine the right of the Executive to receive such payment). If such stockholder approval is not obtained, any such Excess Parachute Payment shall not be paid and shall be void ab initio. To the extent that the Company has equity securities that are readily tradable on an established securities market or otherwise, so as to render the shareholder approval requirements referenced above unavailable, then any payment that the Executive is entitled to receive under this Agreement or any other agreement, plan or arrangement that would (if paid), either alone or in the aggregate with other payments or benefits payable to the Executive, constitute an Excess Parachute Payment, will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof, along with any other payments or benefits payable to the Executive, will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments under this Agreement or any other agreement, plan or arrangement, notwithstanding that all or some portion of such payments may be subject to the excise tax imposed under Section 4999 of the Code. All determinations required to be made hereunder shall be made in consultation with the Company’s independent public accounting firm.
26.    CODE SECTION 409A COMPLIANCE.
(a)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The Company and Executive agree to work together in good faith and to consider any reasonable actions which may be necessary or appropriate to comply with Code Section 409A, provided that the Company shall not have any indemnity obligations in connection with the application of or compliance with Code Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment”, or like terms shall mean “separation from service”. If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay

Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 26(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(d)For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Executive’s execution of the General Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the General Release could be made in more than one taxable year, payment shall be made in the later taxable year.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WIRECO WORLDGROUP INC. By: /s/ Stephan Kessel Name: Stephan Kessel Title: Interim Chief Executive Officer
/s/ Christopher L. Ayers Christopher L. Ayers

EXHIBIT A

AGREEMENT AND RELEASE

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of [_______________________], is made by and between _________ (the “Executive”) and WireCo WorldGroup Inc. (the “Company”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of May __, 2013 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive certain payments and other benefits, as set forth in Section 10 of the Employment Agreement subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such payments and benefits pursuant to Section 10 of the Employment Agreement; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company and to the Company by Executive.
NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.    (a)    Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs other than claims for such fees and costs that are not released pursuant to Section 1(b) below) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers, including, without limitation, any obligations of Employer Releasees in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement, except that Executive’s obligations shall remain under Sections 12 and 13 of the Employment Agreement; or (d) any events, acts, or omissions occurring on or prior to the date of this General Release (collectively, “Executive Claims”). The foregoing release, discharge and waiver includes, but is not limited to, all waivable Executive Claims and any obligations, liabilities or causes of action arising from such Executive Claims, under common law including, but not limited to, wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Base Salary earned thereunder, or any obligations of the Company arising following the termination of employment of the Executive), libel, slander, defamation or intentional infliction of emotional distress; and further includes, but is not limited to, any claims and claims under any federal, state or local statute, ordinance, or regulation, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42 U.S.C. § 1985, the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the New York State Human Rights Law, the New York Executive Law, the New York Labor Law, the New York City Administrative Code, the Georgia Fair Employment Practices Act of 1978, the Georgia Equal Pay Act, the Missouri Workers' Compensation Retaliation Act; the Missouri Employment Security Act; the Missouri Human Rights Act; the Missouri Service Letter Act, or any other applicable state or local labor or human rights laws, as such laws have been amended, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress, damages, attorneys or experts fees, interest and penalties relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment, and any claims under the Worker Adjustment and Retraining Notification Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.
(b)    Notwithstanding anything contained in Section 1(a) above to the contrary, nothing contained in herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any right to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Company or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive severance and other benefits under the Employment Agreement; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; or (v) this General Release or any of its terms or conditions. Executive shall indemnify and hold the Company harmless from any claim by any Executive Releaser that has been released hereunder.

2.    Excluded from this General Release and waiver are any claims that cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to, and will not accept, any monetary payment should any government agency (such as the Equal Employment Opportunity Commission or Department of Labor) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency, any court, or arbitrator.
3.    Executive acknowledges that Executive is not entitled to, and will not receive, any payments or benefits of any kind from the Employer Releasees, as the case may be, other than as set forth in this General Release, and that no representations or promises to the contrary have been made to Executive. Executive further acknowledges and agrees that the consideration received for this General Release exceeds any payment, benefit or other thing of value that the Company may owe Executive for his services.

4.    Each party agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any party of any improper or unlawful conduct.

6.    Executive acknowledges and recites that he has:
(a)    executed this General Release knowingly and voluntarily;
(b)    had a reasonable opportunity to consider this General Release;
(c)    read and understands this General Release in its entirety;
(d)    been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it; and
(e)    relied solely on his own judgment, belief and knowledge, and such advice as he may have received from his legal counsel.

7.    Section 20 of the Employment Agreement, which survives the expiration of the Employment Agreement, shall apply to any dispute with regard to this release.

8.    Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company or any of its affiliates, and Executive has had an opportunity to negotiate the terms of this General Release and (b) he has been offered fifty three (52) calendar days after receipt of this General Release to consider its terms before executing it. Executive shall have seven (8) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 11 of the Employment Agreement.

9.    Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

10.     This General Release may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

11.    Conditioned upon the Executive’s execution and non-revocation of this General Release, the Company on its own behalf and to the extent it has the authority to do so, on behalf of the other Company Releasees, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action of any nature whatsoever (“Company Claims”), both known and unknown, in law or equity, which the Company may now have, ever had, or may in the future have against the Releasors arising out of or in any way related to events, acts, omissions or conduct occurring at any time prior to and including the date of this General Release, except that the Company does not waive or release any Company Claims (i) with respect to the right to enforce the Employment Agreement or (ii) premised on any claims of fraud, criminal activity, theft, embezzlement, material breach of fiduciary duty or material breach or violation of any Company policy of applicable law, the violation or breach of which has exposed, or is reasonably likely to expose, the Company to regulatory or other civil or criminal proceedings.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

WIRECO WORLDGROUP INC.:

By: _________________________________
Name:
Title:

EXECUTIVE:

______________________________________
Name:

ANNEX A

CEO BONUS PLAN

Annual bonus target of $1,250,000 (the “Target Bonus”), with the possibility of earning an annual bonus of up to $1.5 million (or 150% of base salary) in the event of maximum performance:

▪	50% of the Target Bonus shall be based on achievement of the Company’s EBITDA target (the “Target EBITDA Metric”), as set forth in the Company’s annual budget

▪	25% of the Target Bonus shall be based on achievement of the Company’s cash flow target (the “Target FCF Metric”), as set forth in the Company’s annual budget

▪	25% of the Target Bonus shall be based on achievement of other performance metrics to be mutually agreed upon by the Executive and Board (the “Target Other Bonus Metric”)
provided that if no agreement is reached as to the Target Other Bonus Metric, the bonus plan terms for such year shall consist of 33% of the Target Bonus based on the Target FCF Metric and 67% of the Target Bonus based on the Target EBITDA Metric.
The payout range for the Target Bonus components shall be as follows:

▪
Threshold performance achievement for a payout with respect to any metric shall be at 90% of target performance, with the payout at 50% of the applicable target percentage at 90% target performance (and no payout for performance below 90%).

▪
For each 1% increase in performance achievement above 90%, the payout percentage shall increase by 5%, so that at 100% performance achievement of any metric, the payout shall be at 100% of the applicable target level

▪
For every 1% increase in performance achievement above 100%, up to and including 110% performance achievement, the payout percentage shall increase by 2%, so that at 110% performance achievement, the payout percentage shall be at 120% of the applicable target level (e.g. the maximum annual bonus payout with respect to all performance metrics shall be capped at $1.5 million in the aggregate)

Payouts in connection with performance achievement reflected in less than 1% increments shall be subject to linear interpolation. In no case shall the CEO’s bonus exceed the maximum payout level of $1,500,000 in any fiscal year. The Board or Committee shall be responsible for determining the achievement of any applicable performance metric based on the operating results of the Company and their determination shall be final and conclusive.
For the 2013 Fiscal Year, the Executive shall be guaranteed a minimum bonus of $750,000 (the “Guaranteed Bonus”), so long as he is employed as of the date such bonuses are paid, or payment is as otherwise provided for below.
If the Executive receives any amount in excess of what the Executive should have received under the terms of the Bonus Plan for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Executive shall be required to repay any such excess amount to the Company and the Company may, to the full extent permitted by law, reduce any other amounts payable to the Executive to reflect the repayment obligation of the Executive.

Annex B- Restricted Stock Grant

Refer to Exhibit 10.10, Form of Restricted Stock Agreement under the WireCo WorldGroup (Cayman) Inc. 2008 Long Term Incentive Plan, filed with this Report.

Annex C- Stock Option Agreement

Form of Option Award Agreement - Time Vesting under the WireCo WorldGroup (Cayman) Inc. 2008 Long Term Incentive Plan was filed as Exhibit 10.4(b) to the Company's current report on Form 8-K (File No. 333-174896) on October 2, 2012 and is incorporated herein by reference.